Exhibit 10.1.5

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

dated as of August 14, 2008

among

JBS S.A.,

as Issuer,

JBS FINANCE LTD.,

as Co-Issuer,

and

THE BANK OF NEW YORK MELLON,

as Trustee

SUPPLEMENTAL INDENTURE

U.S.$300,000,000 10.50% Senior Notes Due 2016

This Third Supplemental Indenture (this “Supplemental Indenture”), entered into as of August 14, 2008, among JBS S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (the “Company”), JBS FINANCE LTD., a limited liability company incorporated under the laws of the Cayman Islands (“JBS Finance,” and together with the Company, the “Issuers”), and THE BANK OF NEW YORK MELLON, a New York Banking Corporation (the “Trustee”).

RECITALS:

WHEREAS, the Issuers and the Trustee are party to that certain Indenture, dated as of August 4, 2006 (the “Indenture”), relating to the Issuers’ U.S.$300,000,000 principal amount of 10.50 percent Senior Notes due 2016 (the “Notes”);

WHEREAS, pursuant to the Solicitation Statement dated July 31, 2008, as amended or supplemented (the “Solicitation Statement”), the Company has solicited consents from the holders of the Notes to amend the Indenture as set forth herein;

WHEREAS, the Company has received consents from the holders of the requisite amount of Notes in order to amend the Indenture as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

I. AMENDMENTS

1.	Amendments to Section 1.1 of the Indenture

A. Section 1.1 of the Indenture is amended to replace the following definitions in their entirety with the following:

“Change of Control” means the Permitted Holders, directly or indirectly, cease to have the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

“Net Debt to EBITDA Ratio” means, at any time, the ratio of:

(a)	Net Debt at that time to;

(b)	EBITDA for the then most recently concluded period of four consecutive fiscal quarters for which financial statements are publicly available (the “Reference Period”);

provided, however, that in making the foregoing calculation:

(i) pro forma effect will be given to any Debt Incurred during or after the Reference Period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt had been Incurred on the first day of the Reference Period; and

(ii) pro forma effect will be given to:

(a)	the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Subsidiaries, including any acquisition or disposition of a company, division or line of business during or after the Reference Period by a Person that became a Subsidiary during or after the Reference Period; and

(b)	the discontinuation of any discontinued operations;

in each case, that have occurred during or after the Reference Period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period.

“Permitted Holders” means (1) any member of the Batista Family or any Affiliate or Affiliates of any of the foregoing and (2) any Person the voting stock of which (or in the case of a trust, the beneficial interests in which), are owned at least 51% by Persons specified in clause (1).

“Permitted Liens” means

(a)	any Lien existing on the Supplemental Indenture Date;

(b)	Liens securing the Notes;

(c)	Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Subsidiaries;

(d)	Liens on property or assets (including Capital Stock) of any Person that secure Debt incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property or asset and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(e)	Liens on property or assets of a Person at the time such Person becomes a Subsidiary of the Company, provided that such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any of its Subsidiaries;

(f)	Liens on property or assets at the time the Company or any of its Subsidiaries acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries, provided that such Liens were not created in contemplation thereof;

(g)	any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(h)	any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which the Company or any Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

(i)	any Lien in favor of issuers of surety or performance bonds or letters of credit issued pursuant to the request of and for the account of the Company or any Subsidiary in the ordinary course of business;

(j)	any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by GAAP;

(k)	defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Company or any Subsidiary, and which are made on customary and usual terms applicable to similar properties;

(1)	any rights of set-off of any Person with respect to any deposit account of the Company or any Subsidiary arising in the ordinary course of business;

(m)	Liens granted to secure borrowing from (i) Banco Nacional de Desenvolvimento Economico e Social—BNDES or any other Brazilian governmental development bank or credit agency, or (ii) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer;

(n)	any Liens on the inventory and receivables of the Company or any Subsidiary (and all intangibles related thereto and proceeds thereof), securing the obligations of such Person under any credit facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Debt incurred that is secured by receivables that shall fall due in any calendar year shall not exceed (i) with respect to transactions secured by receivables from export sales, 80% of the Company’s consolidated gross revenues from export sales for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter or (ii) with respect to transactions secured by receivables from non-export sales, 80% of such Person’s consolidated gross revenues from non-export sales for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter; and provided, further, that Advance Transactions shall not be deemed transactions secured by receivables for purpose of the above calculation;

(o)	any Lien securing Hedging Agreements so long as such Hedging Agreements are entered into for bona fide, non-speculative purposes;

(p)	extensions, renewals or replacements of any Liens referred to in clauses (a), (b), (d), (e) or (f) in connection with the refinancing of the obligations secured thereby, provided that the amount secured by such Lien is not increased; and

(q)	other Liens securing obligations in an aggregate amount not to exceed 20% of Consolidated Net Tangible Assets.

For purposes of determining compliance with the Limitation on Lien covenant: (i) in the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens described above, including the first paragraph of the covenant, the Company, in its sole discretion, may classify, and from time to time may reclassify, such item of Permitted Lien, in any manner that complies with this covenant; and (ii) a Permitted Lien permitted by the covenant (including the first paragraph of the covenant), need not be permitted solely by reference to one provision permitting such Permitted Lien but may be permitted in part by one such provision and in part by one or more other provisions of the covenant permitting such Permitted Lien.

B. Section 1.1 of the Indenture is amended to add the following definitions:

“Advance Transaction” means an advance from a financial institution involving either (a) a foreign exchange contract (ACC — Adiantamento sobre Contrato de Câmbio) or (b) an export contract (ACE — Adiantamento sobre Contrato de Exportação).

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Existing Rating” means (i) B+ for Standard & Poor, (ii) Bl for Moody’s and (iii) B+ for Fitch, representing the equivalent rating from Fitch.

“Fitch” means Fitch Ratings, Ltd. and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (i) S&P and (ii) Moody’s; provided that the Company may substitute S&P or Moody’s at any time with Fitch.

“Ratings Decline” means that any time within 90 days (which period shall be extended so long as the rating of the Company is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of a public notice of a Change of Control, or of the Company’s intention or that of any Person to effect a Change of Control, the then-applicable rating of the Company is decreased by any Rating Agency by one or more categories; provided that any such Rating Decline is in whole or in part in connection with a Change of Control.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Substantially Wholly-Owned” means, with respect to any Subsidiary, a Subsidiary of at least 90% of the outstanding Capital Stock of which (other than director’s qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries (or a combination thereof) of the Company.

“Supplemental Indenture Date” shall mean the date on which the supplemental indenture relating to the Notes and the Indenture is effective.

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Subsidiaries (or a combination thereof).

2.	Amendment to Section 4.1 of the Indenture

Section 4.1 of the Indenture is amended by adding the following clause 4.1.5:

4.1.5	In the event that the Existing Rating of the Company is decreased by one or more categories by either Rating Agency, the Company agrees to pay, beginning on the Interest Payment Date immediately following any such rating decline, additional interest on the Notes at the rate of 0.25% per annum in excess of the rate per annum then borne by the Notes for each international rating category applicable to the Company that is decreased by either such Rating Agency; provided, however, that, at any time the international rating of the Company by a Rating Agency that had previously downgraded the Company is increased by such Rating Agency by one or more categories following any such rating decline, then the interest on the Notes will, beginning on the Interest Payment Date immediately following such increase in rating, decrease at the rate of 0.25% per annum for each international rating category applicable to the Company that is increased by such Rating Agency (not to exceed the applicable Existing Rating of the Company). The Company will provide written notice to the Trustee when both the (i) Existing Rating of the Company is decreased or increased and (ii) interest on the Notes is increased or decreased.

3.	Amendment to 4.8 of the Indenture

Section 4.8 of the Indenture is amended to replace Section 4.8 in its entirety with the following:

4.8. Limitation on Debt. 4.8.1 The Company will not, and will not permit any Subsidiary to, Incur, directly or indirectly, any Debt unless the pro forma Net Debt to EBITDA Ratio at the date of such Incurrence at any time commencing on the Supplemental Indenture Date is less than 4.75 to 1.0.

4.8.2 Notwithstanding the preceding paragraph, the Company or any Subsidiary may issue the following Debt (“Permitted Debt”):

(i) the Notes and the guarantee;

(ii) Debt outstanding on the Supplemental Indenture Date;

(iii) Debt (“Permitted Refinancing Debt”), the proceeds of which are used to refinance any Debt permitted by clause (i) or (ii) above or permitted by the first paragraph above; provided, however, that (a) the principal amount of the Debt so issued does not exceed the principal amount of the Debt so refinanced and (b) the Debt so issued (i) does not mature prior to the stated maturity of the Debt so refinanced and (ii) is subordinated on a pari passu basis to the extent that the Debt being refinanced is so subordinated;

(iv) Debt owed to and held by a: (i) Wholly Owned Subsidiary or a Substantially Wholly Owned Subsidiary; and (ii) Subsidiary to the extent that such Debt is subordinated to the prior payment of all obligations with respect to the Notes and the guarantee;

(v) Debt of a Subsidiary owed to or held by the Company;

(vi) Debt of the Company or any Subsidiary pursuant to (a) interest rate swap or similar agreements designed to protect the Company or such Subsidiary against fluctuations in interest rates or interest rate indices in respect of Debt of the Company or such Subsidiary to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Debt to which such interest rate contracts relate and (b) foreign exchange or commodity hedge, exchange or similar agreements designed to protect the Company or such Subsidiary against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures incurred by the Company or such Subsidiary:

(vii) Acquired Debt, provided that after giving effect to the incurrence thereof, the Company could incur at least U.S.$1.00 of Debt under the Net Debt to EBITDA Ratio test set forth in the first paragraph of this covenant;

(viii) Debt of the Company or any Subsidiary, which may include Capital Leases, incurred on or after the issue date no later than 365 days after the date of purchase or completion of construction or improvement of property (including Capital Stock) for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the principal amount of any Debt incurred pursuant to this clause may not, prior to March 1, 2011, exceed U.S.$30.0 million (or the equivalent thereof at the time of determination) and, on or after March 1, 2011, exceed U.S.$60.0 million (or the equivalent thereof at the time of determination);

(ix) Debt of the Company or any Subsidiary incurred to pay all or a portion of the purchase price of the acquisition or lease of equipment, vehicles and services used in the ordinary course of the business of the Company or its Subsidiaries; provided that such Debt is incurred within 360 days prior to or after any such acquisition (or addition, improvement or construction);

(x) Debt of the Company or any Subsidiary consisting of guarantees of Debt of the Company or any Subsidiary Incurred under any other clause of this covenant;

(xi) Debt of the Company or any of its Subsidiaries to the extent the net proceeds thereof are promptly used to purchase notes in connection with a tender offer effected by the Company or an Affiliate of the Company or deposited to defease or discharge the notes, in each case, in accordance with the indenture;

(xii) All obligations of the Company or any Subsidiary for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond or similar credit transaction; provided that if at any time after the issuance of such letter of credit, surety bond or other similar credit transaction there is a drawing thereunder, such drawing must, as of the date thereof, then otherwise be permitted pursuant to this covenant; and

(xiii) Debt of the Company and/or its Subsidiaries incurred on or after the date on which the Notes were originally issued not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed the greater of (i) U.S.$50.0 million (or the equivalent amount thereof at the time of determination) or (ii) 25% of EBITDA for the then most recently concluded period of four consecutive fiscal quarters for which financial statements are publicly available.

For purposes of determining compliance with this covenant: (i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including the first paragraph above, the Company, in its sole discretion, may classify, and from time to time may reclassify, such item of Debt, in any manner that complies with this covenant; and (ii) Debt permitted by this covenant (including the first paragraph above), need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Debt, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate determined on the date of incurrence, in the case of term Debt, or first committed, in the case of revolving credit Debt. Notwithstanding any other provision of this covenant, neither the Company nor any Subsidiary shall, with respect to any outstanding Debt incurred, be deemed to be in violation of this covenant solely as a result of fluctuations in the exchange rates of currencies.

With respect to any holder of Debt of the Company or any of its Subsidiaries, such holder of Debt (or its assignee) shall not be deemed to have provided such Debt to the Company or any such Subsidiary in violation of this Indenture if such holder of such Debt or its agent or representative (a) had no actual knowledge at the time of the incurrence of such Debt that such incurrence violated this Indenture and (b) shall have received an officer’s certificate to the effect that the incurrence of such Debt does not violate the provisions of this Indenture.

In connection with an acquisition or disposition of a company, division or line of business (an “Acquired Entity”) for which audited or reviewed financial statements are not available, EBITDA for such Acquired Entity shall be calculated in good faith by the Company based upon management reports or other similar information (“Initial EBITDA”). Notwithstanding any other provision of this covenant, neither the Company nor any Subsidiary shall, with respect to any Debt Incurred pursuant to this Initial EBITDA calculation (the “New Debt”), be deemed to be in violation of Section 4.08; provided however that the Company shall be required by the date that is 90 days following the consummation of the acquisition of the Acquired Entity to recalculate EBITDA, for the period of four consecutive fiscal quarters for which financial statements of the Company are publicly available (or a period most closely coinciding with such period to the extent that the fiscal year of the Acquired Entity does not correspond to the fiscal year of the Company, using financial statements of the Acquired Entity that have been audited or subjected to a limited reviewed (“Recalculated EBITDA”). If (1) the Recalculated EBITDA is less than the Initial EBITDA and (2) as a result, the Company or any Subsidiary Incurred New Debt that exceeded (by an amount in excess of U.S.$15.0 million) what it would have been permitted to Incur using Recalculated EBITDA, then the Company or any Subsidiary within 90 days thereafter shall be required to repay such amount of New Debt that would ensure that it would have been in compliance with Section 4.8 had it used Recalculated EBITDA to determine the amount of Debt it was permitted to Incur thereunder.

4.	Amendment to Section 4.12 of the Indenture

Section 4.12 of the Indenture is amended to replace Section 4.12 in its entirety with the following:

4.12. Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries.

4.12.1 The Company will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to:

(i) pay cash dividends or make any other cash distributions on any Equity Interests of the Subsidiary owned by the Company or any other Subsidiary;

(ii) pay in cash any Debt or other obligation owed to the Company or any other Subsidiary; or

(iii) make loans or advances to the Company or any other Subsidiary.

4.12.2 The provisions of clause 4.12.1 do not apply to any encumbrances or restrictions:

(i)	existing on the Supplemental Indenture Date as provided for in the Indenture or any other agreements in effect on the Supplemental Indenture Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(ii)	existing under or by reason of applicable law;

(iii)	existing with respect to any Person, or to the Property of any Person, at the time the Person is acquired by the Company or any Subsidiary,

which encumbrances or restrictions: (i) are not applicable to any other Person or the Property of any other Person; and (ii) were not put in place in anticipation of such event, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(iv)	of the type described in clause 4.12.1(iv) arising or agreed to in the ordinary course of business: (a) that restrict in a customary manner the subletting, assignment or transfer of any Property that is subject to a lease or license or (b) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any Property of, the Company or any Subsidiary;

(v)	with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property of, the Subsidiary that is permitted by clause 4.14;

(vi)	with respect to a Subsidiary and imposed pursuant to a customary provision in a joint venture or other similar agreement with respect to such Subsidiary that was entered into in the ordinary course of business;

(vii)	imposed by the standard loan documentation in connection with loans from Banco Nacional de Desenvolvimento Econômico e Social — BNDES (the Brazilian National Development Bank) to any Subsidiary, or loans from the International Finance Corporation, the Inter-American Development Bank or any other governmental or multi-lateral agency to any Subsidiary other than a Significant Subsidiary;

(viii)	required pursuant to the Indenture; or

(ix)	with respect to a limitation imposed pursuant to a provision in a credit agreement or any other agreement to which a Subsidiary is party that limits such Subsidiary’s ability to pay more than 50% of the aggregate amount of its net income accrued on a cumulative basis during the period, taken as one accounting period, beginning on the Supplemental Indenture Date and ending on the last day of such Subsidiary’s most recently completed fiscal quarter as dividends or any other distributions on its Equity Interests.

5.	Amendments to Section 4.13 of the Indenture

Section 4.13 of the Indenture is amended to replace Section 4.13 in its entirety with the following:

4.13. Repurchase of Notes Upon a Change of Control. Not later than 30 days following a Change of Control that results in a Ratings Decline, the Company will make an Offer to Purchase all outstanding Notes at a purchase price equal to 101 percent of the principal amount plus accrued interest to the date of purchase.

6.	Deletion of Section 4.7 of the Indenture

Section 4.7 entitled “Maintenance of Properties and Insurance” of the Indenture is hereby deleted in its entirety.

7.	Amendments to Sections 6.1.5 and 6.1.6 of the Indenture

The cross-default amount and failure to pay the final judgment amount in the events of default set forth in Sections 6.1.5 and 6.1.6 of the Indenture are hereby amended from U.S.$10.0 million to U.S.$30.0 million.

II. MISCELLANEOUS

8.	Effective Date; Operative Date

This Supplemental Indenture shall become effective upon execution and delivery by the parties hereto; provided, however, that none of the provisions hereof shall become operative until the Company shall have paid, as set forth in the Solicitation Statement, all consent fees to the holders of Notes that have validly consented, pursuant to Solicitation Statement and related Consent Letter, to the amendments effected by this Supplemental Indenture.

9.	Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

10.	Miscellaneous

10.1	This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

10.2	This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

10.3	Except as amended by this Supplemental Indenture, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

11.	The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

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In witness whereof, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above:

In witness whereof, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.